Exhibit 10.1
EXECUTION COPY

Published CUSIP Number: 726504AF0
364-DAY CREDIT AGREEMENT
PLAINS ALL AMERICAN PIPELINE, L.P., as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
DNB NOR BANK ASA and JPMORGAN CHASE BANK NA,
as Co-Syndication Agents,
SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and CERTAIN FINANCIAL INSTITUTIONS, as Lenders
$500,000,000 364-Day Revolving Credit Facility

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
DNB NOR MARKETS, INC. and J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Managers
January 3, 2011

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Schedules and Exhibits:
Schedule I — Commitment Fees and Applicable Margin
Schedule II — Commitments and Percentage Shares
Schedule III — Disclosure Schedule
Schedule 10.3 — Addresses for Notices
Exhibit A — Note
Exhibit B — Borrowing Notice
Exhibit C — Continuation/Conversion Notice
Exhibit D — Certificate Accompanying Financial Statements
Exhibit E-1 — Opinion of In-House Counsel for Restricted Persons
Exhibit E-2 — Opinion of Fulbright & Jaworski L.L.P., Counsel for Restricted Persons
Exhibit E-3 — Opinion of Bennett Jones, Canadian Counsel for Restricted Persons
Exhibit F — Assignment and Assumption Agreement

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364-DAY CREDIT AGREEMENT
     THIS 364-DAY CREDIT AGREEMENT is made as of January 3, 2011, by and among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (“Borrower”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”), DNB NOR BANK ASA and JPMORGAN CHASE BANK NA, as co-syndication agents (in such capacity, “Co-Syndication Agents”), SUNTRUST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, “Co-Documentation Agents”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DNB NOR MARKETS, INC. and J.P. MORGAN SECURITIES LLC as joint lead arrangers and joint book managers, and the Lenders referred to below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:
WITNESSETH
     In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. — Definitions and References
     Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
     “Acquisition Period” means the period beginning, at the election of Borrower, with the funding date of the purchase price for a Specified Acquisition and ending on the earliest of (a) the third following Fiscal Quarter end, (b) Borrower’s receipt of proceeds of a Specified Equity Offering; and (c) Borrower’s election in writing to terminate such Acquisition Period (provided, at the time of such election, the Debt Coverage Ratio shall not, on a pro forma basis, exceed 4.75 to 1.00); provided, however, if the Debt Coverage Ratio exceeds 4.75 to 1.00 at the end of the Fiscal Quarter ending next following such funding date, then the Acquisition Period shall be deemed to have commenced as of such funding date; provided, further, during any Acquisition Period, no additional Acquisition Period shall commence, nor shall such Acquisition Period be extended, by any subsequent Specified Acquisition until the current Acquisition Period shall have expired and Borrower shall be in compliance with Section 7.8(ii).
     “Administrative Agent” means Bank of America, N.A., as Administrative Agent hereunder, and its successors in such capacity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
     “Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” means this Credit Agreement.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on such Lender’s Administrative Questionnaire or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means, as to any Type of Loan, the percent per annum set forth on Schedule I as the “Applicable Margin” for such Type of Loan, based on the Applicable Rating Level in effect on such date. Changes in the Applicable Margin will occur automatically without prior notice as changes in the Applicable Rating Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Applicable Margin.
     “Applicable Rating Level” means for any day, the level set forth below that corresponds to the PAA Debt Rating by the Ratings Agencies applicable on such day; provided, in the event the PAA Debt Rating by the Ratings Agencies differs by one level, the higher PAA Debt Rating shall apply; provided further, in the event the PAA Debt Rating by the Ratings Agencies differs by more than one level, the PAA Debt Rating one level above the lower PAA Debt Rating shall apply. As used in this definition, “≥” means a rating equal to or more favorable than and “<” means a rating less favorable than.

Rating Level	S&P	Moody’s

Level I	≥ A-	≥ A3
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	≤ BB+	≤ Ba1
If either of the Rating Agencies shall not have in effect a PAA Debt Rating or if the rating system of either of the Rating Agencies shall change, or if either of the Rating Agencies shall cease to be in the business of rating corporate debt obligations, Borrower and Majority Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency, but until such an agreement shall be reached, the Applicable Rating Level shall be based only upon the PAA Debt Rating by the remaining Rating Agency.

     “Approved Fund” means any Fund that is solely administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by Administrative Agent, in substantially the form of Exhibit F.
     “Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, S.C. 1992, c. 27, including the regulations made and, from time to time, in force under that Act.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Reference Bank as its “prime rate” and (c) the Eurodollar Market Index Rate plus 1%. The “prime rate” is a rate set by the Reference Bank based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan which does not bear interest at a rate based upon the Eurodollar Rate.
     “Board” shall have the meaning given that term in clause (i) of the definition of the term “Change of Control.”
     “Borrower” means Plains All American Pipeline, L.P., a Delaware limited partnership, and its successors and assigns.
     “Borrowing” means (i) a borrowing of new Loans of a single Type pursuant to Section 2.2 or (ii) a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.
     “Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.
     “Business Day” means any day, other than a Saturday, Sunday or day which shall be in New York, New York a legal holiday or day on which banking institutions are required or authorized to close. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which commercial banks settle payments in London.
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Cash and Carry Purchases” means purchases of Petroleum Products for physical storage or in storage or in transit in pipelines which has been hedged by either a NYMEX contract, an OTC contract, an Intercontinental Exchange contract, or a contract for physical delivery.
     “Cash Equivalents” means Investments in:
     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or the federal government of Canada or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America or the federal government of Canada, as the case may be;
     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national, state or provincial bank or trust company which is organized under the Laws of the United States of America or any state therein, or the federal government of Canada or any province therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and
     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
     “Change of Control” means the occurrence of any of the following events:
     (i) the acquisition of more than 50% of the Equity Interest in the general partner of Plains AAP by a Person that is not a Current Owner if (x) the Equity Interest held by such Person gives such Person the right to elect more than half of the members of the Board, (y) such Person exercises its right to elect more than half of the members of the Board and (z) giving effect to such election, more than half of the members of the Board are not Continuing Directors;
     (ii) the general partner of Plains AAP shall cease to be, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of a majority of the general partner interests of Plains AAP;
     (iii) Plains AAP shall cease to be, directly or indirectly, the beneficial owner of a majority of the limited liability company interests of General Partner; or

     (iv) General Partner shall cease to be, directly or indirectly, the beneficial owner of a majority of the general partner interest of the Borrower.
As used herein, “Board” means the board of directors or equivalent body of the general partner of Plains AAP; “Continuing Directors” means the members of the Board elected, appointed or otherwise designated by a Current Owner or by the Current Owners; “Current Owner” means an (i) owner, as of the effective date of this Agreement, of an Equity Interest in the general partner of Plains AAP and (ii) any Affiliate of such owner; and “Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 10.1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “Commitment” means, as to each Lender, its obligations to make Loans to Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Commitments may be reduced from time to time pursuant to Section 2.5(b).
     “Commitment Fee Rate” means the percent per annum set forth on the Pricing Grid as the “Commitment Fee”, based on the Applicable Rating Level in effect on such date. Changes in the Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable Rating Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Commitment Fee Rate.
     “Commitment Period” means the period from and including the Closing Date through and until the Maturity Date (or, if earlier, the day on which the obligation of Lenders to make Loans to Borrower hereunder pursuant to Section 2.1 has been terminated or the day on which any of the Notes first becomes due and payable in full).
     “Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, including the regulations made and from time to time in force under that Act.
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

     “Consolidated EBITDA” means, for any period, the sum of (1) the Consolidated Net Income during such period, plus (2) all interest expense that was deducted in determining such Consolidated Net Income for such period, plus (3) all income taxes (including any franchise taxes to the extent based upon net income) that were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs) and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) which were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income which were included in determining such Consolidated Net Income.
     “Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (i) the outstanding principal amount of all Indebtedness which is classified as “long-term indebtedness” on a consolidated balance sheet of Borrower and its Consolidated Subsidiaries (excluding Unrestricted Subsidiaries) prepared as of such date in accordance with GAAP (subject to year-end audit adjustments with respect to non-year end periods) and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof; (ii) the outstanding principal amount of Indebtedness for borrowed money of Borrower and its Consolidated Subsidiaries (excluding Unrestricted Subsidiaries) outstanding under a revolving credit, term or similar agreement (and renewals and extensions thereof); and (iii) the outstanding principal amount of Indebtedness in respect of Capital Leases of Borrower and its Consolidated Subsidiaries (excluding Unrestricted Subsidiaries); provided, however, Consolidated Funded Indebtedness shall not, if otherwise applicable, include (x) Indebtedness in respect of letters of credit, (y) Indebtedness incurred to finance Cash and Carry Purchases or (z) margin deposits.
     “Consolidated Net Income” means, for any period, Borrower’s and its Subsidiaries’ (excluding Unrestricted Subsidiaries) gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower’s and its Subsidiaries’ (excluding Unrestricted Subsidiaries) expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person other than a Subsidiary in which Borrower or any of its Subsidiaries (excluding Unrestricted Subsidiaries) has an ownership interest. Consolidated Net Income shall not include (i) any gain or loss from the sale of assets, (ii) any extraordinary gains or losses, or (iii) any non-cash gains or losses resulting from mark to market activity as a result of the implementation of SFAS 133 or EITF 98-10. In addition, Consolidated Net Income shall not include the cost or proceeds of purchasing or selling options which are used to hedge future activity, until the period in which such hedged future activity occurs.
     “Consolidated Tangible Net Worth” means the remainder of (i) all Consolidated assets, as determined in accordance with GAAP, of Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries) minus (ii) the sum of (a) Borrower’s Consolidated liabilities (excluding (1) liabilities of Unrestricted Subsidiaries, to the extent included therein, and (2) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization) as determined in accordance with GAAP, (b) the book value of any equity interests in any of Borrower’s Subsidiaries (excluding Unrestricted Subsidiaries) which equity interests are owned by a Person other than Borrower or a Wholly Owned Subsidiary of Borrower; and (c) the net book value of all assets that would be treated as intangible under GAAP, including goodwill, trademarks, trade names and service marks, excluding fifty percent (50%) of goodwill attributed to the PPX Acquisition. The effect of any increase or decrease of net worth in any period as a result of items of income or loss not reflected in the determination of net income but reflected in the determination of comprehensive income (to the extent provided under GAAP as in effect on the date hereof) shall be excluded in determining Consolidated Tangible Net Worth.
     “Consolidated Net Worth” means, at any date of determination, the sum of (i) preferred stock (if any), (ii) par value of common stock, (iii) capital in excess of par value of common stock, (iv) partners’ capital or equity, and (v) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (i) Consolidated Funded Indebtedness and (ii) Borrower’s Consolidated Net Worth.
     “Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.3 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.
     “Convert”, “Conversion” and “Convert” refers to a conversion pursuant to Section 2.3 of one Type of Loan into another Type of Loan.
     “Debt Coverage Ratio” shall have the meaning given that term in Section 7.8.
     “Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.
     “Defaulting Lender” means, subject to Section 2.8(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     “Default Rate” means, at the time in question, two percent (2%) per annum plus:
     (a) the Eurodollar Rate plus the Applicable Margin then in effect for each Eurodollar Loan (up to the end of the applicable Interest Period), or
     (b) the Base Rate plus the Applicable Margin then in effect for each Base Rate Loan;
provided, however, the Default Rate shall never exceed the Highest Lawful Rate.
     “Default Rate Period” means (i) any period during which an Event of Default, other than pursuant to Section 8.1(a) or (b), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to Borrower by Administrative Agent upon the instruction by Majority Lenders and (ii) any period during which any Event of Default pursuant to Section 8.1(a) or (b) is continuing unless Borrower has been notified otherwise by Administrative Agent upon the instruction by Majority Lenders.
     “Disclosure Schedule” means Schedule III hereto.
     “Distribution” means (a) any dividend or other distribution (whether in cash or other property, but excluding dividends or other distributions payable in equity interests in Borrower) with respect to any equity interest of Borrower, (b) any payment (whether in cash or other property, but excluding dividends or other distributions payable in equity interests in Borrower), including any sinking fund or similar deposit, on account of the retirement, redemption, purchase, cancellation, termination or other acquisition for value of any equity interest of Borrower or (c) any other payment by Borrower to any holder of equity interests of Borrower with respect to such equity interests held thereby other than payments made with equity interests in Borrower.
     “Dollar Equivalent” of any amount of any currency at any date means (i) if such currency is Dollars, the amount of such currency, or (ii) if such currency is Canadian Dollars, the equivalent in Dollars of such amount of such currency based upon the rate of exchange for such conversion as quoted by the Bank of Canada at approximately 12:00 noon, Toronto time (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by Administrative Agent) on the date on or as of which such amount is to be determined.
     “Dollars” and “$” means the lawful currency of the United States of America, except where otherwise specified.

     “Eligible Assignee” means (a) a Lender, and (b) any other Person (other than a natural person), including Affiliates of Lenders and Approved Funds, approved by (i) Administrative Agent, and (ii) unless an Event of Default is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries or, unless an Event of Default is continuing, any Person who, at the relevant time of determination, is a Defaulting Lender or an Affiliate of a Defaulting Lender; provided further, an Eligible Assignee of any Lender shall include only those Persons which, through their respective Lending Offices, are capable of lending Dollars to Borrower without the imposition of any withholding taxes on interest or principal owed to such Persons, and Loans by such Eligible Assignee shall be made through such Lending Office.
     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Code.
     “ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.
     “Eurodollar Loan” means a Loan that bears interest at a rate based upon the Eurodollar Rate.
     “Eurodollar Market Index Rate” means, for any day, the rate per annum equal to the BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, for such day for Dollar deposits with a term equivalent to seven days. If such rate is not available at such time for any reason, then the “Eurodollar Market Index Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars in same day funds in the approximate amount of the Base Rate Loan being made by the Reference Bank and with a term of one month would be offered by the Reference Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day.

     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Reference Bank and with a term equivalent to such Interest Period would be offered by the Reference Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Event of Default” has the meaning given to such term in Section 8.1.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Administrative Agent.
     “Fee Letter” means the letter agreement of even date herewith between Borrower and Administrative Agent.
     “Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
     “Fiscal Year” means a twelve-month period ending on December 31 of any year.
     “Fund” means any Person (other than a natural person) that is engaged in making, purchasing or holding commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Majority Lenders agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated Subsidiaries.
     “General Partner” means PAA GP LLC, a Delaware limited liability company, in its capacity as the sole general partner of Borrower.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity thereof authorized by applicable Law to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government (including any supra-national bodies such as the European Union or the European Central Bank).
     “GP LLC” means Plains All American GP LLC, a Delaware limited liability company.
     “Guarantors” means, as of the date hereof, any of Borrower’s Subsidiaries that now or hereafter executes and delivers a guaranty of the Obligations to Administrative Agent pursuant to Section 6.9.
     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
     “Hedged Inventory Credit Agreement” means that certain Second Restated Credit Agreement dated November 6, 2008, as amended by First Amendment to Second Restated Credit Agreement dated October 27, 2009 and Second Amendment to Second Restated Credit Agreement dated October 25, 2010, and as further amended from time to time, among Plains Marketing, Bank of America, N.A., as administrative agent, and the lenders named therein.
     “Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Restricted Subsidiaries) at all times by Borrower or any of its Restricted Subsidiaries, (ii) that have been formed for the purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Borrower or a Restricted Subsidiary of Borrower, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person means each of the following:
     (a) its obligations for the repayment of borrowed money,
     (b) its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,
     (c) its obligations evidenced by a bond, debenture, note or similar instrument,
     (d) its obligations, as lessee, constituting principal under Capital Leases,
     (e) its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,
     (f) its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,
     (g) its obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP (excluding, to the extent included herein, operating leases entered into in the ordinary course of business), or
     (h) its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).
     “Initial Financial Statements” means (i) the audited Consolidated financial statements of Borrower as of December 31, 2009, and (ii) the unaudited consolidated balance sheet and income statement of Borrower as of September 30, 2010.
     “Interest Expense” means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries) and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries) in accordance with GAAP): (a) all interest and facility or commitment fees in respect of Indebtedness of Borrower or any of its Subsidiaries (excluding Unrestricted Subsidiaries) (including imputed interest on Capital Lease Obligations)

which are accrued during such period and whether expensed in such period or capitalized; plus (b) all fees in respect of letters of credit issued for the account of Borrower or any of its Subsidiaries, which are accrued during such period and whether expensed in such period or capitalized.
     “Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December beginning March 31, 2011, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six, or twelve months in length, the dates specified by Administrative Agent, which are approximately three, six, and nine months (as appropriate) after such Interest Period begins; provided that the last Business Day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1 (a) or (b).
     “Interest Period” means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three, six or twelve months (if twelve months is available for each Lender) thereafter (and, as to Loans, ending on a date less than 30 days thereafter as may be specified by Borrower, if such lesser period is available for each Lender making such Loans), as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period (other than an Interest Period ending on a date less than 30 days after the beginning thereof as may be specified by Borrower and otherwise permitted hereunder) which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, no Interest Period may be selected for a Loan to Borrower that would end after the Maturity Date
     “Investment” means any investment made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise, and whether made in cash, by the transfer of property or by any other means.
     “Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province, or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.
     “Lender Parties” means Administrative Agent and all Lenders.
     “Lenders” means each signatory hereto designated as a Lender, and the successors and permitted assigns of each such party as holder of a Note.

     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
     “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
     “Loan Documents” means this Agreement, the Notes, the written Borrowing Notices and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Loans” means loans by Lenders to Borrower pursuant to Section 2.1.
     “Majority Lenders” means Lenders who have in the aggregate more than fifty percent (50%) of the Total Committed Amount; provided that the Commitment of, and the portion of the Total Committed Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
     “Material Adverse Change” means (a) a material and adverse change in (i) Borrower’s Consolidated financial condition, (ii) Borrower’s Consolidated operations, properties or prospects, considered as a whole, or (iii) Borrower’s ability to timely pay its Obligations, or (b) a material adverse effect on the enforceability of the material terms of any Loan Document.
     “Maturity Date” means the earlier of (i) the closing date of any extension, restatement, refinancing or replacement of the US/Canada Credit Agreement, and (ii) the date 364 days after the Closing Date, unless terminated earlier in accordance with Section 8.1 or Section 10.1
     “Moody’s” means Moody’s Investor Service, Inc., or its successor.
     “Notes” has the meaning given such term in Section 2.1 hereof.
     “Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.

     “Outstanding Amount” means on any date the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
     “PAA Debt Rating” means the rating then in effect by a Rating Agency with respect to the long term senior unsecured non-credit enhanced debt of Borrower.
     “Participant” has the meaning specified in Section 10.5(d).
     “Percentage Share” means:
     (a) at any time the Commitments remain outstanding, a fraction (expressed as a percentage, carried out to the sixth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Total Committed Amount at such time; and
     (b) upon the termination of the Commitments pursuant to Section 8.1, a fraction (expressed as a percentage, carried out to the sixth decimal place), the numerator of which is the Outstanding Amount of Loans of such Lender and the denominator of which is the Total Outstanding Amount.
The initial Percentage Share of each Lender is set forth opposite the name of such Lender on Schedule II or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Permitted Lien” has the meaning given to such term in Section 7.2.
     “Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Governmental Authority, or any other legally recognizable entity.
     “Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.
     “Plains AAP” means Plains AAP, L.P., a Delaware limited partnership, and its successors and assigns.
     “Plains Marketing” means Plains Marketing, L.P., a Texas limited partnership.
     “Plains Midstream Canada” means Plains Midstream Canada ULC, an Alberta unlimited liability company.
     “Plains Pipeline” means Plains Pipeline, L.P., a Texas limited partnership.
     “PNGS” means PAA Natural Gas Storage, L.P., a Delaware limited partnership.

     “Principal Property” means, whether owned or leased on the date hereof or hereafter acquired:
     (a) any pipeline assets of any Restricted Person, including any related facilities employed in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals; and
     (b) any processing or manufacturing plant or terminal owned or leased by any Restricted Person;
except, in the case of either clause (a) or (b): (i) any such assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or useful with, vehicles, and (ii) any such asset, plant or terminal which, in the good faith opinion of the Board, is not material in relation to the activities of Borrower and its Subsidiaries, taken as a whole.
     “Rating Agency” means either S&P or Moody’s.
     “Reference Bank” means, at any time, the financial institution serving as Administrative Agent.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower, General Partner or GP LLC, as the case may be. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary partnership and/or other action on the part of Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.
     “Restricted Person” means any of Borrower and each Subsidiary of Borrower, including but not limited to Plains Marketing, Plains Pipeline and Plains Midstream Canada, and each Subsidiary of Plains Marketing, Plains Pipeline and Plains Midstream Canada, but excluding, for the avoidance of doubt, Unrestricted Subsidiaries.
     “Restriction Exception” means (i) any applicable Law or any instrument governing Indebtedness or equity interests, or any applicable Law or any other agreement relating to any property, assets or operations of a Person whose capital stock or other equity interests are acquired, in whole or part, by a Restricted Person pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such applicable Law is then or thereafter in effect (as applicable), which is not applicable to the acquiring Restricted Person, or the property, assets or operations of the acquiring Restricted Person, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, (ii) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, (iii) (a) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment, encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or other contract, (b) mortgages, deeds of trust, pledges or other security instruments, the entry into which does not result in a Default, securing indebtedness of a Restricted Person, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments, or (c) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements of any Restricted Person, (iv) restrictions imposed pursuant to this Agreement and the other Loan Documents, (v) restrictions on the transfer or encumbrance of property or assets which are imposed by the holder of Liens on property or assets of a Restricted Person, provided that neither the incurrence of such Lien nor any related Indebtedness results in a Default, (vi) any agreement to, directly or indirectly, sell or otherwise dispose of assets or equity interests to any Person pending the closing of such sale, provided that such sale is consummated in compliance with any applicable provisions of this Agreement, (vii) net worth provisions in leases and other agreements entered into by any Restricted Person in the ordinary course of business, (viii) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (iv) and (v) above, and (ix) Hybrid Securities or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the such Restricted Person in any material respect as determined by the Board in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (iv) and (v).
     “S&P” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or its successor.
     “Significant Restricted Persons” means Borrower, Plains Marketing, Plains Pipeline, Plains Midstream Canada and Subsidiaries of Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended.
     “Specified Acquisition” means one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $50,000,000.

     “Specified Equity Offering” means one or more issuances of equity by Borrower for aggregate net cash proceeds of not less than fifty percent (50%) of the aggregate purchase price of the Specified Acquisition.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned more than fifty percent by such Person (other than Settoon Towing, LLC, a Delaware limited liability company, and its subsidiaries); provided, however, that no Unrestricted Subsidiary shall be deemed a “Subsidiary” of any Restricted Person for purposes of any Loan Document except as provided in Section 7.9.
     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
     “Total Committed Amount” means, at any time, the sum of the aggregate amount of the Commitments at such time.
     “Total Outstanding Amount” means, at any time, the Outstanding Amount of all Loans at such time.
     “Type” means, with respect to any Loans, the characterization of such Loans as Base Rate Loans or Eurodollar Loans.
     “Unrestricted Subsidiary” means (i) PNGS and Subsidiaries of PNGS and (ii) one or more Subsidiaries that are not Guarantors which, so long as no Default or Event of Default has occurred and is continuing, and after giving effect to such designation, no Default or Event of Default would result therefrom, are designated as unrestricted Subsidiaries by Borrower or any Wholly Owned Subsidiary of Borrower, and each Subsidiary of such designated unrestricted Subsidiaries.
     “US/Canada Credit Agreement” means that certain Second Amended and Restated Credit Agreement [US/Canada Facilities] dated July 31, 2006, as amended by First Amendment to Second Amended and Restated Credit Agreement [US/Canada Facilities] dated July 31, 2007, and as further amended from time to time, among Borrower, PMC (Nova Scotia) Company, Plains Midstream Canada ULC (successor-by-amalgamation to Plains Marketing Canada, L.P.),

Bank of America, N.A., as administrative agent, Bank of America, N.A., acting through its Canada Branch, as Canadian administrative agent, and the lenders named therein, as from time to time amended.
     “Wholly Owned Subsidiary” means any Subsidiary of a Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more Subsidiaries) owned by such Person.
     Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.
     Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
     Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to an “officer” or “officers” of the General Partner or any Restricted Person shall mean and include officers of such Person or the controlling management entity of such Person as provided in such Person’s organizational documents, as applicable.
     Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Business Day or Interest Period) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.
ARTICLE II. — The Loans
     Section 2.1. Commitments to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees to make Loans to Borrower upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4, 3.5 and 3.6, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, (b) after giving effect to such Loans, the Total Outstanding Amount does not exceed the Total Committed Amount determined as of the date on which the requested Loans are to be made, and (c) after giving effect to such Loans, the Outstanding Amount of Loans by each Lender does not exceed such Lender’s Commitment. The aggregate amount of all Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $1,000,000. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender to Borrower, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender to Borrower minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow under this Section 2.1. Borrower may have no more than seven Borrowings of Eurodollar Loans outstanding at any time. All payments of principal and interest on the Loans made pursuant to this Section 2.1 shall be made in Dollars.
     Section 2.2. Requests for Loans.
     (a) Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing. Each such notice constitutes a “Borrowing Notice” hereunder and must:
     (i) specify (A) the aggregate amount of such Borrowing and the date on which Base Rate Loans are to be advanced, or (B) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and
     (ii) be received by Administrative Agent not later than 11:00 a.m., New York, New York time, on (A) the day on which any such Base Rate Loans, are to be made, or (B) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at its office in New York, New York, the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. All Borrowings of Loans shall be advanced in Dollars.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York, New York time, on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s Percentage Share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.2) and may, in reliance upon such assumption, make available to Borrower a corresponding amount of such Borrowing. In such event, if a Lender has not in fact made its Percentage Share of the applicable Borrowing available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent within three days after demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable at the time to the other new Loans made on such date. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Percentage Share of the applicable Borrowing to Administrative Agent and Administrative Agent makes such amount available to Borrower, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make or timely make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: (i) to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, (ii) to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and (iii) to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans to Borrower made pursuant to separate Borrowings into one new Borrowing or divide existing Loans to Borrower made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than seven Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:
     (i) specify the existing Loans which are to be Continued or Converted;
     (ii) specify (A) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (B) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
     (iii) be received by Administrative Agent not later than 11:00 a.m. New York, New York time on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable to such Eurodollar Loans, any such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to such already outstanding Loans.

     Section 2.4. Use of Proceeds. Borrower shall use all Loans for fees and expenses related to this Agreement and the transactions contemplated hereby, capital expenditures of any Restricted Person, working capital for operations and other general business purposes, including acquisitions. In no event shall the funds from any Loans be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that it is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.
     Section 2.5. Interest Rates and Fees.
     (a) Interest Rates.
          (i) Each Loan shall bear interest as follows: (A) unless the Default Rate shall apply, each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Margin in effect on such day, and each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Margin in effect on such day, and (B) during a Default Rate Period, all Loans shall bear interest on each day outstanding at the applicable Default Rate.
          (ii) Accrued and unpaid interest on each Loan shall be due and payable on each Interest Payment Date; provided, during a Default Rate Period, accrued and unpaid interest on all Loans shall be due and payable within three Business Days following demand therefor by Administrative Agent to Borrower. If an Event of Default based upon Section 8.1(a), Section 8.1(b) or, with respect to Borrower, based upon Section 8.1(h)(i), (h)(ii) or (h)(iii) exists and the Loans are not bearing interest at the Default Rate, the past due principal and past due interest shall bear interest on each day outstanding at the applicable Default Rate.
          (iii) The interest rate shall change whenever the applicable Base Rate, Eurodollar Rate or Applicable Margin changes. In no event shall the interest rate on any Loan exceed the Highest Lawful Rate.
     (b) Commitment Fee; Reduction of Commitments. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share, a commitment fee equal to the Commitment Fee Rate per annum times the actual daily amount by which the Total Committed Amount exceeds the Total Outstanding Amount. The commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Commitment Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the applicable Commitment Fee Rate separately for each period during such quarter that such applicable Commitment Fee Rate was in effect. Borrower shall have the right from time to time to permanently reduce the Total Committed Amount, provided that (A) notice of such reduction is given not less than two Business Days prior to such reduction, (B) the resulting Total Committed Amount is not less than the Total Outstanding Amount, and (C) each partial reduction shall be in an amount at least equal to $1,000,000 and in multiples of $1,000,000 in excess thereof.
     (c) Administrative Agent’s Fees. In addition to all other amounts due to Administrative Agent under the Loan Documents, Borrower will pay to Administrative Agent agent fees pursuant to the Fee Letter.
     Section 2.6. Optional Prepayments. Borrower may, upon three Business Days’ notice, as to Eurodollar Loans, or same Business Day’s notice, as to Base Rate Loans, to Administrative Agent (and Administrative Agent will promptly give notice to the other Lenders) from time to time and without premium or penalty (other than any amounts due under Section 3.7 hereof with respect to prepayments of any Eurodollar Loans) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on (i) Eurodollar Loans equals $2,500,000 or any higher integral multiple of $500,000, and (ii) Base Rate Loans equals $500,000 or any higher integral multiple of $500,000. Upon receipt of any such notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each prepayment of principal of a Loan under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Following notice by Borrower pursuant to the foregoing, Borrower shall make such prepayment, and the prepayment amount specified in such notice shall be due and payable, on the date specified in such notice.
     Section 2.7. Mandatory Prepayments. If at any time the Total Outstanding Amount exceeds the Total Committed Amount (whether due to a reduction in the Total Committed Amount in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans made to Borrower in an amount at least equal to such excess. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
     Section 2.8. Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent not prohibited by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.9), shall, following application by Administrative Agent of any such payment by or on behalf of Borrower or any Guarantor to the account of such Defaulting Lender with respect to such Obligation paid (and in lieu of being distributed to such Defaulting Lender pursuant to Section 3.1 or such other provision of this Agreement applicable with respect to the distribution thereof), be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in an interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, with respect to the preceding clause sixth, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.8(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.5(b) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay to the Administrative Agent for the account of the Defaulting Lender or the Defaulting Lender any such fee, and no such fees shall accrue for the account of the Defaulting Lender, that otherwise would have been required to have been paid to that Defaulting Lender.
     (iv) Replacement of Defaulting Lender. The Borrower may replace any Defaulting Lender in accordance with Section 3.9.

     (v) Rights Cumulative. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.8 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or Borrower may at any time have against, or with respect to, such Defaulting Lender.
     (b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase, at par, that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III. — Payments to Lenders
     Section 3.1. General Procedures.
     (a) Each Restricted Person shall pay all amounts owing by such Restricted Person with respect to any Obligations (whether for principal, interest, fees, or otherwise) to Administrative Agent for the account of the Lender Party to whom such payment is owed in Dollars, without condition or deduction for any counterclaim, defense, recoupment or setoff, and in immediately available funds. If any payment is received on account of any Obligation in any currency other than Dollars (whether voluntarily or pursuant to any order or judgment or the enforcement thereof or the realization of any security or the liquidation of any Person or otherwise howsoever), such payment shall constitute a discharge of the liability of a Restricted Person hereunder and under the other Loan Documents in respect of such Obligation only to the extent of the amount of Dollars which the relevant Lender Parties are able to purchase with the amount of the other currency received by it on the Business Day next following such receipt by Administrative Agent in accordance with its normal procedures and after deducting any premium and costs of exchange. Each payment under the Loan Documents must be received by Administrative Agent not later than noon, New York, New York time, on the date such payment becomes due and payable, unless otherwise expressly provided herein. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document to a Lender Party shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable at the place of payment of Administrative Agent’s Note.

     (b) When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:
          (i) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);
          (ii) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;
          (iii) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid; and
          (iv) last, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and accrued interest thereon in compliance with Sections 2.8 and 2.9, as applicable. All distributions of amounts described in any of subsections (ii), (iii), or (iv) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to Administrative Agent under Section 9.10, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to Administrative Agent to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.
     (c) Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the appropriate Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of such Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.4(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     Section 3.2. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Party, then, within five Business Days after demand by such Lender Party, Borrower will pay to Administrative Agent for the benefit of such Lender Party, from time to time as specified by such Lender Party, such additional amount or amounts which such Lender Party shall determine to be appropriate to compensate such Lender Party or any corporation controlling such Lender Party in light of such circumstances, to the extent that such Lender Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender Party’s Loans or commitments under this Agreement.
     Section 3.3. Increased Cost of Eurodollar Loans. If any applicable Law (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):
     (a) shall change the basis of taxation of payments to any Lender Party of any principal, interest, or other amounts attributable to any Eurodollar Loan or otherwise due under this Agreement in respect of any Eurodollar Loan (other than taxes imposed on, or measured by such Lender’ Party’s overall net income (however denominated), or capital and franchise taxes {in lieu of net income taxes} imposed on such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located); or
     (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Loan (excluding those for which such Lender Party is fully compensated pursuant to adjustments made in the definition of Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or
     (c) shall impose on any Lender Party or the interbank Eurocurrency deposit market any other condition affecting any Eurodollar Loan, the result of which is to increase the cost to any Lender Party of funding or maintaining any Eurodollar Loan or to reduce the amount of any sum receivable by any Lender Party in respect of any Eurodollar Loan by an amount deemed by such Lender Party to be material, then such Lender Party shall promptly notify Administrative Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall, within five Business Days after demand therefor by such Lender Party, pay such amount to Administrative Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such Eurodollar Loans into Base Rate Loans.
     Section 3.4. Notice; Change of Applicable Lending Office. A Lender Party shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender Party to compensation under Section 3.2 or 3.3 hereof as promptly as practicable, but in any event within 180 days, after such Lender Party obtains actual knowledge thereof; provided, that (i) if such Lender Party fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Lender Party shall, with respect to compensation payable pursuant to Section 3.2 or 3.3 in respect of any costs resulting from such event, only be entitled to payment under Section 3.2 or 3.3 hereof for costs incurred from and after the date 180 days prior to the date that such Lender Party does give such notice and (ii) such Lender Party will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party, except that such Lender Party shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender Party will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender Party for compensation under Section 3.2 or 3.3 hereof.
     Section 3.5. Illegality. If any Lender determines that any Law enacted, changed or construed after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans or Base Rate Loan. Notwithstanding the foregoing and despite the illegality for such Lender to make, maintain or fund Eurodollar Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
     Section 3.6. Inability to Determine Rates. If Majority Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period for a Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make, convert to or continue Eurodollar Loans for such affected Interest Period or to make or maintain Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, shall be suspended until Administrative Agent (upon the instruction of Majority Lenders) revokes such notice. Upon receipt of such notice, and until such notice is revoked by Administrative Agent, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans for such affected Interest Period (and, if timely made, request a Borrowing of, conversion to or continuation of Eurodollar Loans for an unaffected Interest Period) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     Section 3.7. Funding Losses. In addition to its other obligations hereunder, with respect to each Commitment, Borrower will indemnify each Lender Party extending credit pursuant thereto against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether or not authorized or required hereunder) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether or not required hereunder, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, or

(d) any Conversion (whether or not authorized or required hereunder) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.
     Section 3.8. Reimbursable Taxes. With respect to the Commitments, Borrower covenants and agrees with each Lender Party extending credit pursuant thereto that:
     (a) Borrower will indemnify each such Lender Party against and reimburse each such Lender Party for all present and future stamp and other taxes, duties, levies, imposts, deductions, charges, costs, and withholdings whatsoever imposed, assessed, levied or collected on or in respect of this Agreement or any Eurodollar Loans (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income (however denominated) or capital and franchise taxes (in lieu of income taxes) imposed on Administrative Agent or such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which Administrative Agent or such Lender Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes” in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.
     (b) All payments on account of the principal of, and interest on, each such Lender Party’s Loans and Notes, and all other amounts payable by Borrower to any such Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower being compelled or required by Law to make any such deduction or withholding from any payment to any such Lender Party, Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.
     (c) If Borrower is ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such Eurodollar Loan into a Base Rate Loan, but such election shall not diminish Borrower’s obligation to pay all Reimbursable Taxes.
     (d) Notwithstanding the foregoing provisions of this section, Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of such Lender Party, other than such a Lender Party (i) who is a US person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax. As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of such Lender Party providing the forms or statements, (y) the Code, or (z) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.
     Section 3.9. Replacement of Lenders. If (A) any Lender Party (i) requests compensation under Sections 3.2 or 3.3, (ii) notifies Borrower pursuant to Section 3.5 that it is unable to make, maintain or fund Eurodollar Loans, or (iii) is among Majority Lenders determining that any of the matters in Section 3.6(a) exist, (B) Borrower is required to pay any additional amount to any Lender Party or any Governmental Authority for the account of any Lender pursuant to Section 3.8, or (C) any Lender Party is a Defaulting Lender, then Borrower may, at its sole expense (except as otherwise provided hereunder) and effort, upon notice to such Lender Party and Administrative Agent, require such Lender Party to assign and delegate (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender Party, if a Lender Party accepts such assignment), provided that:
     (a) Borrower or such assignee shall have paid to Administrative Agent the assignment fee specified in Section 10.5(b);
     (b) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or 3.3, inability to make, maintain or fund Eurodollar Loans under Section 3.5, suspension of the availability of Eurodollar Loans pursuant to Section 3.6, or payments required to be made pursuant to Section 3.8, such assignment will result in a reduction in such compensation or payments or increased availability of Eurodollar Loans; and
     (d) such assignment does not conflict with applicable Laws.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
Notwithstanding the foregoing rights of Borrower under this section, however, Borrower may not replace any Lender Party which seeks reimbursement for increased costs under Section 3.2 or 3.3 unless Borrower is at the same time replacing all Lender Parties which are then seeking such compensation.
     Section 3.10. Currency Conversion and Indemnity.
     (a) If, for the purpose of obtaining or enforcing judgment in any court in any jurisdiction, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under a Loan Document in the currency in which it was effected (the “Agreed Currency”) then the conversion shall be made on the basis of the rate of exchange prevailing on the Business Day preceding the date such judgment is given and in any event each Restricted Person obligated to pay such Obligation shall be obligated to pay the relevant Lender Parties any deficiency in accordance with Section 3.10(b). For the foregoing purposes “rate of exchange” means the rate at which Administrative Agent in accordance with its normal banking procedures is able on the relevant date to purchase the Agreed Currency with the Judgment Currency after deducting any premium and costs of exchange.
     (b) If any Lender Party receives any payment or payments on account of the liability of a Restricted Person under the Loan Documents pursuant to any judgment or order in any currency other than the Agreed Currency (an “Other Currency”), and the amount of the Agreed Currency which the relevant Lender Party is able to purchase on the Business Day next following such receipt with the proceeds of such payment or payments in accordance with its normal procedures and after deducting any premiums and costs of exchange is less than the amount of the Agreed Currency due in respect of such Obligations immediately prior to such judgment or order, then Borrower on demand shall, and Borrower hereby agrees to, indemnify and save such Lender Party harmless from and against any loss, cost or expense arising out of or in connection with such deficiency. The agreement of indemnity provided for in this Section 3.10(b) shall constitute an obligation separate and independent from all other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender Parties or any of them from time to time, and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.
ARTICLE IV. — Conditions Precedent to Lending
     Section 4.1. Documents to be Delivered. No Lender has any obligation to make its first Loan unless Administrative Agent shall have received all of the following, at Administrative Agent’s office in New York, New York, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent, each of which was so executed and delivered:

     (a) This Agreement and any other document that Lenders are to execute in connection herewith.
     (b) Each Note and the guaranty of each Guarantor.
     (c) Certain certificates including:
          (i) An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of GP LLC, which shall contain the names and signatures of the officers of GP LLC authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and (3) a copy of the agreement of limited partnership of Borrower;
          (ii) An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of Plains Marketing GP Inc., which shall contain the names and signatures of the officers of such company authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the board of directors of such company and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of each Significant Restricted Person, other than Plains Midstream Canada, and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and (3) a copy of any bylaws or agreement of limited partnership of each such Significant Restricted Person;
          (iii) An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of Plains Midstream Canada, which shall contain the names and signatures of the officers of Plains Midstream Canada authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the board of directors of Plains Midstream Canada and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Plains Midstream Canada and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and (3) a copy of the company agreement of Plains Midstream Canada; and
          (iv) A certificate of a Responsible Officer of GP LLC, regarding satisfaction of Section 4.2.

     (d) A certificate (or certificates) of the due formation, valid existence and good standing of each Significant Restricted Person in its respective jurisdiction of organization, issued by the appropriate authorities of such jurisdiction.
     (e) Favorable opinions of Tim Moore, Esq., General Counsel for Restricted Persons, substantially in the form set forth in Exhibit E-1, Fulbright & Jaworski L.L.P., special Texas and New York counsel to Restricted Persons, substantially in the form set forth in Exhibit E-2, and Bennett Jones LLP, special Canadian Counsel for Restricted Persons, substantially in the form set forth in Exhibit E-3.
     (f) Consolidated financial statements of Borrower and its Subsidiaries as of September 30, 2010, reflecting compliance with Section 7.8, together with a certificate by a Responsible Officer of GP LLC certifying such financial statements.
     (g) No Material Adverse Change shall have occurred since December 31, 2009.
     (h) Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form and substance.
     (i) Payment of all commitment, facility, agency and other fees required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.
     Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto, and Administrative Agent hereby agrees to promptly provide Borrower with a copy of any such notice received by Administrative Agent.
     Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first) unless the following conditions precedent have been satisfied:
     (a) All representations and warranties made by any Restricted Person in any Loan Document shall be true on and as of the date of such Loan as if such representations and warranties had been made as of the date of such Loan except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date.
     (b) No Default shall exist at the date of such Loan or result from such Loan.
ARTICLE V. — Representations and Warranties
     To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:
     Section 5.1. No Default. No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.
     Section 5.2. Organization and Good Standing. Each Significant Restricted Person is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, having all requisite corporate or similar powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Significant Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify would not reasonably be expected to cause a Material Adverse Change.
     Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.
     Section 5.4. No Conflicts or Consents. The execution and delivery by each Restricted Person of the Loan Documents to which it is a party, the performance by it of its obligations, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of (1) Law applicable to it, (2) its organizational documents or (3) any judgment, order or material license or permit applicable to or binding upon it, (ii) result in the acceleration of any Indebtedness owed by it or (iii) result in or require the creation of any consensual Lien upon any of its material assets or properties except as expressly contemplated in, or permitted by, the Loan Documents. Except as expressly contemplated in or permitted by the Loan Documents, disclosed in the Disclosure Schedule or disclosed pursuant to Section 6.4, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Governmental Authority is required on the part of any Restricted Person a party thereto pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of any Loan Document or (ii) to consummate any transactions contemplated by the Loan Documents.

     Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and general principles of equity.
     Section 5.6. Initial Financial Statements. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations for the periods thereof, and in the case of the annual Initial Financial Statements, Consolidated cash flows for the period thereof. Except as disclosed pursuant to Section 6.4, since the date of the annual Initial Financial Statements, no Material Adverse Change has occurred. All Initial Financial Statements described in clause (i) of that defined term were prepared in accordance with GAAP.
     Section 5.7. Other Obligations and Restrictions. As of the Closing Date, no Restricted Person has any outstanding payment obligations of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not reflected in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.1. Except as disclosed in the Disclosure Schedule or pursuant to Section 6.4, no Restricted Person is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which would reasonably be expected to cause a Material Adverse Change.
     Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date). All written information furnished after the date hereof by or on behalf of any Restricted Person to Administrative Agent or any Lender Party in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made or based on reasonable estimates, in each case as of the date on which such information is stated or certified (or if such information expressly relates or refers to an earlier date, as of such earlier date). There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing which would reasonably be expected to cause a Material Adverse Change.
     Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements, in the Disclosure Schedule or pursuant to Section 6.4: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person overtly threatened, against any Restricted Person before any Governmental Authority having jurisdiction over it which would reasonably be expected to cause a Material Adverse Change, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority having jurisdiction over it against any Restricted Person or, to the knowledge of Borrower, any Restricted Person’s stockholders, partners, directors or officers which would reasonably be expected to cause a Material Adverse Change.
     Section 5.10. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule or pursuant to Section 6.4. Except as disclosed in the Initial Financial Statements, in the Disclosure Schedule or pursuant to Section 6.4, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects, to the extent that the non-compliance therewith would not be reasonably expected to cause a Material Adverse Change. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or disclosed pursuant to Section 6.4: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.
     Section 5.11. Compliance with Permits, Consents and Law. Except as set forth in the Disclosure Schedule or pursuant to Section 6.4, each Restricted Person has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization would not reasonably be expected to cause a Material Adverse Change. Except as set forth in the Disclosure Schedule or pursuant to Section 6.4, each Restricted Person is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law, including applicable Environmental Law, or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such term, restriction or otherwise is being contested in good faith or a bona fide dispute exists with respect thereto.
     Section 5.12. Environmental Laws. Except as set forth in the Disclosure Schedule or disclosed pursuant to Section 6.4, (i) Borrower and its Subsidiaries are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply or have such licenses and permits would not reasonably be expected to cause a Material Adverse Change; (ii) none of the operations or properties of Borrower or any of its Subsidiaries is the subject of federal, provincial or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to cause a Material Adverse Change; and (iii) neither Borrower nor any of its Subsidiaries (and to the actual knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any such Person, other than of an alleged improper release, storage or disposal that would not reasonably be expected to cause a Material Adverse Change.
     Section 5.13. Borrower’s Subsidiaries. Borrower has no Subsidiary and owns no stock in any other corporation or association except as listed in the Disclosure Schedule or disclosed after the Closing Date to Administrative Agent in writing. No Restricted Person is a member of any general or limited partnership, limited liability company, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or disclosed after the Closing Date to Administrative Agent in writing. Borrower owns, directly or indirectly, the equity interest in each of its Subsidiaries which is indicated in the Disclosure Schedule except as disclosed after the Closing Date to Administrative Agent.
     Section 5.14. Title to Properties. Each Restricted Person has good and defensible title to all of its material properties and assets, free and clear of all Liens (other than Permitted Liens) and of all impediments to the use of such properties and assets in such Restricted Person’s business, other than such impediments that would not reasonably be expected to cause a Material Adverse Change.
     Section 5.15. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Investment Company Act of 1940 (as amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services. Neither Borrower nor any other Restricted Person is subject to regulation under the Federal Power Act which would violate, result in a default of, or prohibit the effectiveness or the performance of any of the provisions of the Loan Documents.
     Section 5.16. Insider. No Restricted Person, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.
     Section 5.17. Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, (i) Borrower and each Guarantor will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of Borrower’s and each Guarantor’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Restricted Person’s assets, and (ii) Borrower’s and each Guarantor’s capital should be adequate for the businesses in which such Restricted Person is engaged and intends to be engaged. Neither Borrower nor any other Restricted Person has incurred (whether under the Loan Documents or otherwise), nor does any Restricted Person intend to incur or reasonably foreseeably believes that it will incur, debts which will be beyond its ability to pay as such debts mature.
ARTICLE VI. — Affirmative Covenants
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:
     Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due from it pursuant to the provisions of the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition imposed on it pursuant to the provisions of such Loan Documents.
     Section 6.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Borrower’s expense:
     (a) Promptly upon the filing thereof, and in any event within ninety (90) days after the end of each Fiscal Year, a copy of Borrower’s Form 10-K, which report shall include Borrower’s complete Consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants selected by General Partner, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such Consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.
     (b) Promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of Borrower’s Form 10-Q, which report shall include Borrower’s unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit D signed by the chief financial officer, principal accounting officer or treasurer of General Partner stating that such financial statements are accurate and complete in all material respects (subject to normal year-end adjustments), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.8, stating that, to the best of his knowledge, no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default, and identifying any Subsidiary designated as an Unrestricted Subsidiary since the date of the most-recently delivered prior certificate under this Section 6.2(b).
     (c) Promptly upon their becoming available, copies of all Form 8-K’s filed by Borrower with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.
     (d) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by Borrower to its unit holders and all registration statements filed by Borrower with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.
     (e) Prompt notice of any publicly announced change in PAA’s Debt Rating by either Standard & Poor’s or Moody’s.
Documents required to be delivered pursuant to Section 6.2(a), (b), (c) or (d), (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at the website address listed on Schedule 10.3, and notifies Administrative Agent of such posting or link.
     Section 6.3. Other Information and Inspections. In each case subject to the last sentence of this Section 6.3, each Restricted Person will furnish to Administrative Agent any information which Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with any Restricted Person’s businesses and operations. In each case subject to the last sentence of this Section 6.3, each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), upon reasonable prior notice, to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon reasonable prior notice to Borrower, its representatives. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to any Restricted Person in respect of property of that Restricted Person on the premises of Persons other than a Restricted Person or an Affiliate of a Restricted Person, and all information, books and records furnished or requested to be made, all information to be investigated or verified and all discussion conducted with any officer, employee or representative of any Restricted Person shall be subject to any applicable attorney-client privilege exceptions which the Restricted Person determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between any Restricted Person and Persons other than a Restricted Person or an Affiliate of a Restricted Person and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 10.6 of this Agreement.
     Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). If Borrower clearly, conspicuously and prominently marks the front page of any Borrower Materials furnished by it with the term “PUBLIC”, then (x) Borrower shall be deemed to have authorized Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 6.4. Notice of Material Events. Borrower will notify each Lender Party, not later than five (5) Business Days after any executive officer of Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
     (a) the (i) occurrence of any Material Adverse Change or (ii) occurrence of any event or condition that is covered by any of Section 5.6 (next-to-last sentence), 5.7 (last sentence), 5.9, 5.10, 5.11 or 5.12 which would reasonable be expected to cause a Material Adverse Change,
     (b) the occurrence of any Default,
     (c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default would reasonably be expected to cause a Material Adverse Change,
     (d) the occurrence of any Termination Event,
     (e) any claim under any Environmental Law adverse to a Restricted Person or of potential liability with respect to such claim, or any other adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties taken as a whole, in each case, which claim would reasonably be expected to cause a Material Adverse Change, and

     (f) the filing of any suit or proceeding, or the assertion in writing of a claim against any Restricted Person or with respect to any Restricted Person’s properties, which would reasonably be expected to cause a Material Adverse Change.
Upon the occurrence of any of the foregoing the applicable Restricted Person will take all necessary or appropriate steps to remedy promptly, if applicable, any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such claim, suit or proceeding, and to resolve all controversies on account of any of the foregoing.
     Section 6.5. Maintenance of Existence, Qualifications and Assets. Each Significant Restricted Person (i) will maintain and preserve its existence and its rights (including permits, licenses and other authorizations required under Environmental Laws) and franchises in full force and effect, (ii) will qualify to do business in all states or jurisdictions where required by applicable Law, and (iii) keep all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear and obsoleteness excepted) except, in each case (a) where the failure so to maintain, preserve, qualify or keep would not be reasonably expected to cause a Material Adverse Change, (b) as permitted in Section 7.3 or as a result of statutory conversions or (c) as a result of a release permitted pursuant to Section 6.9. Borrower will notify Administrative Agent in writing of any changes in its or any other Significant Restricted Person’s name or the location of its or any other Significant Restricted Person’s chief executive office or principal place of business.
     Section 6.6. Payment of Taxes, etc. Each Significant Restricted Person will (a) timely file all required tax returns (including any extensions), (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (y) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor which are required by GAAP or (z) such non-filing, non-payment or non-maintenance would not reasonably be expected to cause a Material Adverse Change.
     Section 6.7. Insurance. In accordance with industry standards, each Significant Restricted Person will keep insured (by responsible and reputable insurance companies or associations) or self-insured, at the option of Borrower or such Significant Restricted Person, in such amounts and against such risks as are usually insured by Persons engaged in the same or similar businesses and owning similar properties. The insurance coverages and amounts will be reasonably determined by Borrower, based on coverages carried by prudent owners of similar property, and with respect to each Restricted Person, may be maintained by Borrower.
     Section 6.8. Compliance with Agreements and Law. Each Significant Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise and other material agreement, contract or other instrument (including all contractual obligations and agreements with respect to environmental remediation or other environmental matters) to which it is a party or by which it or any of its properties is bound to the extent that non-performance therewith would not reasonably be expected to cause a Material Adverse Change. Each Restricted Person will conduct its business and affairs in compliance, in all material respects, with all Laws (including Environmental Laws) applicable thereto to the extent non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto.
     Section 6.9. Guaranties of Subsidiaries. Each Significant Restricted Person that has outstanding Indebtedness (other than guarantees hereunder), other than a Significant Restricted Person with assets that are regulated by the California Public Utility Commission (the “CPUC”) or other similar regulatory body and such Significant Restricted Person is restricted by the CPUC or such body from providing any guaranties of Indebtedness, shall execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations (in each case for which such Person is not a borrower, account party or similar primary and direct obligor), which guaranty shall be reasonably satisfactory to Administrative Agent in form and substance; provided, with respect to any such Person that is not a Wholly Owned Subsidiary of Borrower, for which consent or approval of third parties is required for the delivery of such guaranty, such Person shall not be required to deliver such guaranty, but shall use its commercially reasonable best efforts, as determined by Administrative Agent, to deliver such guaranty. Notwithstanding any provision contained herein to the contrary, in no event shall any Unrestricted Subsidiary be required to execute and deliver any guaranty for, or in respect of, the Obligations, or any part thereof. Borrower will cause each of its Subsidiaries required to deliver a guaranty pursuant to this Section 6.9 to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such guaranty. Borrower may at any time request the release of one or more Guarantors from their guaranty of the Obligations, and each such Guarantor shall be so released upon such request, provided, no Default exists immediately prior thereto or immediately after giving effect thereto, and either (a) such Guarantor has no outstanding Indebtedness or guaranties of Indebtedness (other than guaranties hereunder) or (b) the request is in contemplation of the sale or disposition of such Subsidiary (including all or substantially all of its assets). Administrative Agent is authorized to execute and deliver to Borrower evidence of any such release, as reasonably requested by, and at the expense of, Borrower.
ARTICLE VII. — Negative Covenants
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:
     Section 7.1. Subsidiary Indebtedness. No Subsidiary of Borrower will incur any Indebtedness other than:
     (a) the Obligations;

     (b) Guaranties by Guarantors of, and the incurrence of obligations by Guarantors as a co-obligor on (as distinguished from, and in addition to incurring such obligation as, a guarantor of), Indebtedness (i) arising under the US/Canada Credit Agreement, or (ii) of Borrower or any other Restricted Person, the incurrence of which did not result in a Default or an Event of Default;
     (c) Indebtedness of (i) PMC (Nova Scotia) Company and Plains Midstream Canada pursuant to the US/Canada Credit Agreement, and (ii) Plains Marketing pursuant to the Hedged Inventory Credit Agreement;
     (d) Indebtedness of any Restricted Person owing to another Restricted Person;
     (e) Indebtedness of any Subsidiary described in clause (b) of the definition of “Indebtedness” that is determinable but not yet earned; provided, Borrower reasonably contemplates that such Indebtedness will be repaid from the proceeds of one or more advances made by Borrower to such Subsidiary;
     (f) Indebtedness of a Subsidiary acquired (including acquisition by merger, consolidation or amalgamation) after the date hereof by a Restricted Person, which Indebtedness was incurred by such Subsidiary before the time of such acquisition, merger, consolidation or amalgamation, and was not created in contemplation thereof; provided, that contemporaneously with such acquisition, merger, consolidation or amalgamation, and so long as no adverse tax and/or regulatory consequences are caused thereby, such Subsidiary shall be a Guarantor subject to the provisions of Section 6.9; and
     (g) Indebtedness not otherwise described in the foregoing clauses (a) through (f) owing by any one or more Guarantors in an aggregate principal amount not to exceed at any time outstanding the greater of (A) $100,000,000 and (B) fifteen percent (15%) of Consolidated Tangible Net Worth.
     Section 7.2. Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon any Principal Property or upon the stock, membership interests, partnership interests or other equity ownership interests of any Subsidiary of Borrower (other than Unrestricted Subsidiaries), except the following (“Permitted Liens”):
     (a) Liens securing (i) on a pari passu basis, both (x) the Obligations and (y) the Liabilities of any Restricted Person arising under the US/Canada Credit Agreement, and (ii) if required, any related interest hedge rate agreements;
     (b) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;
     (c) pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;

     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including without limitation, Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and, if necessary, by appropriate proceedings, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;
     (e) Liens on cash and Cash Equivalents under or with respect to accounts with brokers or counterparties with respect to hedging contracts consisting of cash, commodities or futures contracts, options, securities, instruments, and other like assets securing only hedging contracts;
     (f) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;
     (h) Liens in respect of operating leases;
     (i) Liens upon any property or assets directly or indirectly acquired after the date hereof by a Restricted Person, each of which either (i) existed on such property or asset before the time of its acquisition and was not created in anticipation thereof, or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property or asset; provided that no such Lien shall extend to or cover any property or asset of a Restricted Person other than the property or asset so acquired (or constructed); and any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or part, of the foregoing, provided, however, that such Liens shall not cover or secure any additional Indebtedness, obligations, property or asset;
     (j) rights reserved to or vested in any governmental authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
     (k) rights reserved to or vested by Law in any governmental authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;

     (l) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
     (m) inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.1;
     (n) Liens securing obligations in an aggregate principal amount not to exceed at any time outstanding 10% of Borrower’s Consolidated Tangible Net Worth; and
     (o) Liens related to the extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of clauses (a), (b) and (o) of this Section 7.2; provided, however, that such Liens shall not cover or secure any additional Indebtedness.
     Section 7.3. Limitation on Mergers. Except as expressly provided in this section, no Significant Restricted Person (other than (i) a Guarantor for whom a release has been requested pursuant to an event described in clause (b) of Section 6.9 and otherwise is so released, or (ii) such other Significant Restricted Person, other than Borrower, that is the subject of any such event described in such clause (b) of Section 6.9) will (a) merge or consolidate or amalgamate with any Person, or liquidate, wind up or dissolve or (b) sell, transfer, lease, exchange or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business or property, whether now owned or hereafter acquired, to any Person; provided, any such Significant Restricted Person, other than Borrower, may (A) merge into or consolidate or amalgamate with, and such business and property may be disposed of to:
          (i) any other Subsidiary of Borrower; provided, if such Significant Restricted Person or such Subsidiary is a Guarantor, a Guarantor is the surviving or transferee (as applicable) business entity,
          (ii) Borrower, so long as Borrower is the surviving or transferee (as applicable) business entity and after giving effect thereto, no Default exists, or
          (iii) any other Person pursuant or incidental to, or in connection with, any contemporaneous or substantially contemporaneous acquisition, provided that for purposes of this clause (iii) such merging, amalgamating, consolidating or transferor Significant Restricted Person is not Borrower, Guarantor or a Wholly Owned Subsidiary of Borrower, other than a Wholly Owned Subsidiary that was formed, acquired or created solely for purposes of such acquisition or otherwise conducted no operations and owned no assets, other than of an inconsequential amount and
(B) dissolve, liquidate or wind up if such dissolution, liquidation and winding up results from dispositions not prohibited by this Agreement.
     Section 7.4. Limitation on New Businesses. No Restricted Person will materially or substantially engage directly or indirectly in any business or conduct any operations other than

(i) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling hydrocarbons, including, without limitation, constructing pipeline, platform, dehydration, processing and other energy-related facilities, (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, or (iii) activities or services reasonably related or ancillary thereto, including entering into hedging obligations to support those businesses.
     Section 7.5. Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates except as follows: (a) transactions among Borrower and its Subsidiaries or between Subsidiaries of Borrower; (b) if and to the extent any of them constitute transactions with Affiliates, transactions governed by the Amended and Restated Omnibus Agreement between Plains Resources Inc., Borrower, Plains Marketing, GP LLC, Plains Marketing GP, Inc. and Plains Pipeline (and successors of each) dated July 23, 2004, as amended and in effect; the Administrative Services Agreement between GP LLC and Vulcan Energy Company dated October 14, 2005, as amended and in effect; the Amended and Restated Agreement of Limited Partnership of PNGS dated as of April 7, 2010, as amended and in effect; the Omnibus Agreement dated as of April 7, 2010 among Borrower, GP LLC, PNGS and PNGS GP, LLC, as amended and in effect, the Tax Sharing Agreement dated as of April 7, 2010 between Borrower and PNGS, as amended and in effect, or the Amended and Restated Crude Oil Marketing Agreement among Plains Resources Inc., Calumet Florida, LLC and Plains Marketing dated as of July 23, 2004, as amended and in effect; (c) any employment, equity award, equity option or equity appreciation agreement or plan entered into by Borrower or any of its Subsidiaries in the ordinary course of business of Borrower or such Subsidiary; (d) transactions effected in accordance with the terms of agreements as in effect on the Closing Date; (e) customary compensation, indemnification and other benefits made available to officers, directors or employees of Borrower, any of its Subsidiaries or GP LLC, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance; (f) transactions as contemplated by Borrower’s agreement of limited partnership; and (g) transactions on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in arm’s-length transactions with Persons other than such Affiliates.
     Section 7.6. Limitation on Distributions. Borrower shall not declare or pay any Distribution so long as any Default or Event of Default has occurred and is continuing or would result therefrom.
     Section 7.7. Restricted Contracts. Except as expressly provided for in the Loan Documents, the US/Canada Credit Agreement and as described in the Disclosure Schedule or pursuant to a Restriction Exception, the substance of which, in detail satisfactory to Administrative Agent, is promptly reported to Administrative Agent, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Borrower, including but not limited to PMC (Nova Scotia) Company, Plains Midstream Canada and any Subsidiary of such Persons to: (a) pay dividends or make other distributions to Borrower, (b) redeem equity interests held in it by Borrower, (c) repay loans and other indebtedness owing by it to Borrower, or (d) transfer any of its assets to Borrower.
     Section 7.8. Debt Coverage Ratio. At the end of any Fiscal Quarter, the Debt Coverage Ratio will not be greater than the amount set forth below for the applicable time set forth below:
     (i) During an Acquisition Period: 5.50 to 1.0
     (ii) Other than an Acquisition Period: 4.75 to 1.0
As used herein, “Debt Coverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA, for the four Fiscal Quarter period (or other period specified below) most recently ended prior to the date of determination for which financial statements contemplated by Section 6.2(a) or (b) are available to Borrower; provided, for purposes of this Section 7.8, if, since the beginning of the four Fiscal Quarter period ending on the date for which Consolidated EBITDA is determined, any Restricted Person shall have made any asset disposition or acquisition, shall have consolidated or merged with or into any Person (other than another Restricted Person), or shall have made any disposition or acquisition of a Restricted Person or disposition or acquisition of any partial ownership interest in any other Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period; provided, with respect to any Person not constituting a Subsidiary of Borrower, such pro forma calculation of Consolidated EBITDA, with respect to any such Person, shall be limited to not more than 75% of (i) such Restricted Person’s ownership interest in such Person times (ii) the difference of such Person’s (A) Consolidated EBITDA minus (B) Interest Expense and capital expenditures. Such pro forma calculations shall be determined (i) in good faith by the chief financial officer of Borrower, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except cost reductions specifically identified at the time of disposition, acquisition, consolidation or merger that are attributable to personnel reductions, non-recurring maintenance and environmental costs and allocated corporate overhead; provided further, Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided below.
As used herein, “Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of Borrower or any of its Consolidated Subsidiaries (excluding Unrestricted Subsidiaries), the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $50,000,000 (a “Material Project”):
     (A) prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by Administrative Agent as the projected Consolidated EBITDA attributable to such

Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters.
Notwithstanding the foregoing:
     (i) no such Material Project EBITDA Adjustment shall be allowed with respect to any Material Project unless:
     (a) at least 30 days prior to the last day of the Fiscal Quarter for which Borrower desires to commence inclusion of such Material Project EBITDA Adjustment in Consolidated EBITDA with respect to a Material Project for purposes of determining compliance with this Section 7.8 (the “Initial Quarter”), Borrower shall have delivered to Administrative Agent written pro forma projections of Consolidated EBITDA attributable to such Material Project and
     (b) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent, and

     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
In addition, for purposes of this Section 7.8, Hybrid Securities up to an aggregate principal amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Funded Indebtedness.
     Section 7.9. Unrestricted Subsidiaries. Unrestricted Subsidiaries shall be subject to the following:
     (a) No Unrestricted Subsidiary shall be deemed to be a “Restricted Person” or a “Subsidiary” of Borrower for purposes of this Agreement or any other Loan Document, and no Unrestricted Subsidiary shall be subject to or included within the scope of any provision herein or in any other Loan Document, including without limitation any representation, warranty, covenant or Event of Default herein or in any other Loan Document, except as set forth in this Section 7.9.
     (b) No Restricted Person shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, and no Restricted Person shall enter into any contract or agreement with any Unrestricted Subsidiary, except on terms no less favorable to such Restricted Person, as applicable, than could be obtained in a comparable arm’s length transaction with a non-Affiliate of such Restricted Person; provided, Restricted Persons may guarantee trade accounts payable of Unrestricted Subsidiaries that arise in the ordinary course of business in an amount not to exceed five percent (5%) of Consolidated Tangible Net Worth.
     (c) Borrower shall at all times maintain, as between Restricted Persons and Unrestricted Subsidiaries, the separate existence of each Unrestricted Subsidiary.
     (d) Restricted Persons shall notify each Lender Party, not later than five (5) Business Days after any executive officer of Restricted Persons has knowledge of, any claim, including any claim under any Environmental Law, or any notice of potential liability under any Environmental Law, asserted against any Unrestricted Subsidiary or with respect to any Unrestricted Subsidiary’s properties that would reasonably be expected to result in a Material Adverse Change, stating that such notice is being given pursuant to this Section 7.9.
     Borrower may designate any Unrestricted Subsidiary to become a Restricted Person if a Default or Event of Default is not continuing, such designation would not result in a Default or an Event of Default, and immediately thereafter such Subsidiary has no outstanding Indebtedness. Immediately thereafter, Borrower shall promptly notify Administrative Agent of such designation and provide to it an officer’s certificate that such designation was made in compliance with this Section 7.9.

     Section 7.10. No Negative Pledges. Except as described in the Disclosure Schedule or pursuant to a Restriction Exception, the substance of which, in detail satisfactory to Administrative Agent, is promptly reported to Administrative Agent, no Restricted Person will, directly or indirectly, enter into, create, or consent to be bound to any contract or other consensual restriction that restricts the ability of any Restricted Person to create or maintain Liens on its assets in favor of Administrative Agent and Lenders to secure, in whole or part, the Obligations.
ARTICLE VIII. — Events of Default and Remedies
     Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
     (a) Borrower fails to pay the principal component of any Loan made to it when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise,
     (b) Any Restricted Person fails to pay any Obligation for which it is contractually liable (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;
     (c) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;
     (d) Any Restricted Person fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any of its obligations under any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;
     (e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;
     (f) Any Restricted Person shall default in the payment when due of any principal of or interest on any of its other Indebtedness, or any net hedging obligations, in excess of the Dollar Equivalent of $25,000,000 in the aggregate (other than such Indebtedness or hedging obligations the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Restricted Person as required by GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or hedging obligations shall occur for a period beyond the applicable grace, cure extension, forbearance or other similar period, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness or hedging obligations (or a trustee or agent on behalf of such holder or holders) to cause, as applicable, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity, or an early termination event or similar event to occur and such Restricted Person’s related net hedging obligations in excess of the Dollar Equivalent of $25,000,000 to become due and payable;
     (g) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
     (h) GP LLC, General Partner, or any Significant Restricted Person:
          (i) has entered against it a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction having jurisdiction over it in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or
          (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or
          (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
     (i) Any Significant Restricted Person:
          (i) has entered against it a final judgment for the payment of money in excess of the Dollar Equivalent of $25,000,000 (in each case not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is stayed or discharged within thirty days after the date of entry thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
          (ii) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority having jurisdiction over it against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or after any stay is vacated or set aside;
     (j) Any Change in Control occurs.
Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section, with respect to Borrower, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate or suspend any obligation of Lenders to make Loans hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.
     Section 8.2. Remedies. If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
ARTICLE IX. — Administrative Agent
     Section 9.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and the Lenders, and neither Borrower nor any other Lender Party shall have rights as a third party beneficiary of any of such provisions (other than the right to reasonably approve a successor Administrative Agent under Section 9.6 or with respect to application of payments among Lenders as provided in Section 9.11).
     Section 9.2. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.3. Exculpatory Provisions. Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any of Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
     Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower or a Lender.

     Administrative Agent shall not be responsible for nor have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
     Section 9.4. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.5. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 9.6. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrower, which notice shall set forth the proposed date of resignation. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor (subject to the approval of Borrower, unless a Default has occurred and is continuing, which approval will not be unreasonably withheld), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 9.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     Section 9.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither Administrative Agent, Co-Syndication Agents nor the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
     Section 9.9. Guaranty Matters. The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or as otherwise expressly provided in any Loan Document.
     Upon request by Administrative Agent at any time, the Majority Lenders will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.9.
     Section 9.10. Indemnification. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein and Borrower’s use of loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).
The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by Administrative Agent, provided only that no Lender shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs which is proximately caused by Administrative Agent’s own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Borrower under Section 10.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by such Persons as provided in such section. As used in this section the term “Administrative Agent” shall refer not only to the Persons designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.
     Section 9.11. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, and for the avoidance of doubt, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements, subject to Section 10.11. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority to be paid on account of the possession of such funds prior to such recovery.

     Section 9.12. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.
ARTICLE X. — Miscellaneous
     Section 10.1. Waivers and Amendments; Acknowledgments.
     (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Restricted Person therefrom, shall be effective unless in writing signed by the Majority Lenders and Borrower or the applicable Restricted Person, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (i) waive any condition set forth in Section 4.1 without the written consent of each Lender (provided Administrative Agent may in its discretion withdraw any request it has made under Section 4.1(i) to the extent such request does not pertain to an item expressly covered by any other subsection of Section 4.1);
          (ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1) without the written consent of such Lender;

          (iii) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (iv) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the proviso at the end of this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, and for the avoidance of doubt, that only the consent of the Majority Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
          (v) change Section 9.11 or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby or any other provision hereof that affects the pro rata treatment of Lenders without the written consent of each Lender; or
          (vi) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
          (vii) except as expressly provided herein or in any other Loan Document, release (A) Borrower from its obligation to pay such Lender’s Note, (B) any Guarantor from its guaranty of such payment or (C) any Restricted Person from the negative pledge covenant set forth in Section 7.10 hereof.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Document, nor shall a Defaulting Lender’s vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     (b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (iii) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, and (iv) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party.
     (c) Representation by Lenders. Each Lender hereby represents that it will acquire its Notes for its own account in the ordinary course of its commercial lending or investing business; however, the disposition of such Lender’s property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents subject to compliance with Section 10.5 and applicable Law.
     (d) Joint Acknowledgment. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     There are no unwritten oral agreements between the parties.
     (e) Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities of such Restricted Persons.
     (f) No Recourse to Other Persons. No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of Borrower, General Partner or GP LLC, and no past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of Borrower or any Guarantor who, in each such case, is a natural person, shall have any liability for any Obligations or for any claim based on, in respect of, or by reason of, the Obligations or their creation. Each Lender Party waives and releases all such liability. The waiver and release are part of the consideration for the making of the Notes.
     Section 10.2. Survival of Representations, Warranties and Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension hereunder. The rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such right, power or privilege.
     Section 10.3. Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to Borrower or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.3; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire if it has been delivered to the party sending such notice or communication; otherwise to such address reasonably believed to be correct by the sending party.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next business day for the recipient), with confirmation of the transmittal of any such telecopied notice evidencing receipt thereof. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent.
     (d) Reliance by Administrative Agent and Lenders. The Lender Parties shall be entitled to rely and act upon any notices each of them reasonably believes is purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Lender Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice it reasonably believes is purportedly given by or on behalf of Borrower, as provided in Section 10.4(b). All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 10.4. Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that neither a Defaulting Bank nor any Related Party of a Defaulting Lender will be paid or reimbursed for its costs and expenses related to the replacement of such Defaulting Bank.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender (each such Person being called an “Indemnitee”) against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein and the Borrower’s use of Loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Indemnitee or any other Person or any liabilities or duties of any Indemnitee or any other Person with respect to Hazardous Materials found in or released into the environment). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 10.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its equity holders, Affiliates or creditors or an Indemnitee or any third party and whether or not an Indemnitee is otherwise a party thereto.
     (c) THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided only that no Indemnitee shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which (i) is proximately caused by its own (A) individual gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final judgment, or (B) material breach of any of its obligations hereunder or under any other Loan Documents, as determined by a court of competent jurisdiction in a final judgment or (ii) arises by reason of a claim (A) by any one or more Indemnitees against any one or more other Indemnitees or (B) by an equity-interest owner of any Indemnitee against any one or more Indemnitees, so long as in either such case, such claim is not proximately caused solely by the breach hereunder or under any other Loan Document by the Borrower or its Affiliates. In addition, neither a Defaulting Lender nor any Related Party of a Defaulting Lender will be indemnified against liabilities and costs related to the replacement of such Defaulting Lender. If any Person (including the Borrower or any of its Affiliates) ever alleges gross negligence or willful misconduct pursuant to the preceding clause (i)(A) (but, for the avoidance of doubt, not with respect to an allegation of a material breach pursuant to the preceding clause (i)(B)) by any Indemnitee, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this Section 10.4, the term “Indemnitee” shall refer not only to each Person expressly designated as an Indemnitee in Section 10.4(b), but also to each director, officer, trustee, agent, attorney, employee, representative and Affiliate of such Persons. So long as no Default has occurred and is continuing and the Borrower is financially solvent, no Indemnitee may settle any claim to be indemnified without the consent of the Borrower, such consent not to be unreasonably withheld; provided that the Borrower may not reasonably withhold consent to any settlement that an Indemnitee proposes, if the Borrower does not have the financial ability to pay all its obligations outstanding and asserted against the Borrower at that time, including the maximum potential claims against the Indemnitee to be indemnified pursuant to this Section 10.04.
     (d) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any applicable Related Party of any of the foregoing, without affecting the Borrower’s payment obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (d) shall be several, as provided in the second next to last sentence of Section 2.2 with respect to the several obligations of Lenders to make Loans.
     (e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or Related Party of any party hereto shall assert, and hereby waives, any claim against each other party hereto and its Related Parties (including, as applicable, each Indemnitee), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than as a result of such Indemnitee’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document.
     (f) Interest. Each Borrower hereby promises to pay to each Lender Party interest at the Default Rate on all obligations to pay fees or to reimburse or indemnify any Lender Party which such Borrower has promised to pay to such Lender Party pursuant to this Section 10.4 and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
     (g) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor and the Borrower’s receipt of reasonably detailed invoices or statements related thereto.
     (h) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     Section 10.5. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
          (i) except (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, if any, and the Loans at the time owing to it, or (B) in the case of an assignment to a Lender and the assigning Lender retains a Commitment of $5,000,000, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
          (iii) any assignment of a Commitment must be approved by Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable by such assignor Lender (and not at Borrower’s expense) of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.7 and 3.8 and Section 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender against receipt by Borrower of the canceled original Note of the assignor, if its entire Commitment was assigned, or evidence that such assignor’s Note is marked to reflect its reduction.. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     Each Eligible Assignee of a Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, must (to the extent it has not already done so) provide Administrative Agent and Borrower with the “Prescribed Forms” referred to in Section 3.8(d).
     (c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its Applicable Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof, and its correspondingly recorded Commitment, as a Lender hereunder owning such Commitment for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time (i) requested by Borrower or (ii) that a request for a consent for a material or substantive change to the Loan Documents is pending, Borrower or any Lender wishing to consult with other Lenders in connection therewith, as applicable, may request and receive from Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Obligations owing to such Lender and such Lender’s rights related thereto and such Lender’s obligations under this Agreement (including all or a portion of its Commitment and/or the Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3, 3.7 and 3.8 and the obligations imposed by such Sections, and shall be subject to replacement pursuant to Section 3.9, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.11 as though it were a Lender, provided such Participant agrees to be subject to Section 9.11 as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 through 3.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, which consent sets forth an express waiver of the limitation on Sections 3.2 through 3.8 which are set forth in this subsection.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute (or, except as to the Federal Reserve Bank, permit the substitution of) any such pledgee or assignee for such Lender as a party hereto, and all costs, fees and expenses related to any such pledge shall be for the sole account of such Lender.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Lost Notes. Upon receipt of an affidavit reasonably satisfactory to Borrower of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, Borrower will execute and deliver, in lieu thereof, a replacement Note in the principal amount of such Lender’s then Commitment or if no Commitment is in effect, the outstanding principal amount owed to such Lender and otherwise of like tenor.
     Section 10.6. Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders (for itself and each of its Affiliates, and its and their Related Parties) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’

respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to maintain such confidences), (b) to the extent requested or required by applicable laws or regulations or by any subpoena or similar legal process, (c) subject to this Section 10.6, to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or in connection with any Default or anticipated Default, the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to, and requested by, Borrower and its obligations, (f) with the consent of Borrower, or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section, or becomes available to Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
     For purposes of this Section, “Information” means all information received from any of Borrower or any Subsidiary relating to any of Borrower or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any of Borrower or any Subsidiary, provided that, in the case of information received from any of Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.7. Governing Law; Submission to Process. Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of New York and shall be construed and enforced in accordance with and governed by the Laws of the State of New York and the Laws of the United States of America, without regard to principles of conflicts of law. Borrower hereby agrees that any legal action or proceeding against Borrower with respect to this Agreement, the Notes or any of the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as Lender Parties may elect, and, by execution and delivery hereof, Borrower accepts and consents for itself and in respect to its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. In furtherance of the foregoing, Borrower hereby irrevocably designates and appoints Corporation Service Company, 80 State Street, Albany, New York 12207,

as agent of Borrower to receive service of all process brought against Borrower with respect to any such proceeding in any such court in New York, such service being hereby acknowledged by Borrower to be effective and binding service in every respect. Copies of any such process so served shall also, if permitted by Law, be sent by registered mail to Borrower at its address set forth below, but the failure of Borrower to receive such copies shall not affect in any way the service of such process as aforesaid. Borrower shall furnish to Lender Parties a consent of Corporation Service Company agreeing to act hereunder prior to the effective date of this agreement. Nothing herein shall affect the right of Lender Parties to serve process in any other manner permitted by Law or shall limit the right of Lender Parties to bring proceedings against Borrower in the courts of any other jurisdiction. If for any reason Corporation Service Company shall resign or otherwise cease to act as Borrower’s agent, Borrower hereby irrevocably agrees to (a) immediately designate and appoint a new agent acceptable to Administrative Agent to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for Corporation Service Company for all purposes hereof and (b) promptly deliver to Administrative Agent the written consent (in form and substance satisfactory to Administrative Agent) of such new agent agreeing to serve in such capacity.
     Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or receive excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be contracted for, charged or received by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, to the extent that the Texas Finance Code is mandatorily applicable to any Lender, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. In no event shall Chapter 346 of the Texas Finance Code apply to this Agreement or any other Loan Document, or any transactions or loan arrangement provided or contemplated hereby or thereby.
     Section 10.9. Right of Offset. At any time and from time to time during the continuance of any Event of Default, each Lender is hereby authorized to offset against the Obligations then due and payable (without notice to any Restricted Person), (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Restricted Person now or hereafter held or received by or in transit to any Lender or its Affiliates from or for the account of such Restricted Person, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of such Restricted Person with any Lender or its Affiliates, and (c) any other credits and claims of such Restricted Person at any time existing against any Lender, including claims under certificates of deposit.
     Section 10.10. Termination; Limited Survival; Payments Set Aside. In its sole and absolute discretion Borrower may at any time that no Obligations are owing or outstanding elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing or outstanding this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.
     To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 10.11. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.
     Section 10.12. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.
     Section 10.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.14. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) neither the

Administrative Agent nor any Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 10.15. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     Section 10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law November 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

BORROWER:	PLAINS ALL AMERICAN PIPELINE, L.P.
	By:	PAA GP LLC, its general partner

	By:	PLAINS AAP, L.P., its sole member

	By:	PLAINS ALL AMERICAN GP LLC, its general partner

	By:	/s/ Charles Kingswell-Smith
Charles Kingswell-Smith
Vice President and Treasurer

Address for Borrower and Guarantors:	333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Charles Kingswell-Smith
Telephone: (713) 993-5318
Fax: (713) 646-4564
Website: www.paalp.com

BANK OF AMERICA, N.A., Administrative Agent
By:	/s/ Bridgett J. Manduk
	Name:	Bridgett J. Manduk
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., a Lender
By:	/s/ Christen A. Lacey
	Name:	Christen A. Lacey
	Title:	Senior Vice President

DNB NOR BANK ASA, a Lender
By:	/s/ Barbara Gronquist
	Name:	Barbara Gronquist
	Title:	Senior Vice President

By:	/s/ Henrik Asland
	Name:	Henrik Asland
	Title:	Senior Vice President

JPMORGAN CHASE BANK NA, a Lender
By:	/s/ Jeanie C. Gonzalez
	Name:	Jeanie C. Gonzalez
	Title:	Authorized Officer

SUNTRUST BANK, a Lender
By:	/s/ Keith A. Cox
	Name:	Keith A. Cox
	Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, a Lender
By:	/s/ Charles W. Randall
	Name:	Charles W. Randall
	Title:	Managing Director

SCHEDULE I
COMMITMENT FEES AND APPLICABLE MARGIN

Applicable	Applicable Margin	Applicable Margin	Commitment
Rating Level	Base Rate Loans	Eurodollar Loans	Fee Rate
Level I	0.25%	1.25%	0.15%
Level II	0.50%	1.50%	0.20%
Level III	0.75%	1.75%	0.25%
Level IV	1.00%	2.00%	0.30%
Level V	1.25%	2.25%	0.40%

SCHEDULE II
COMMITMENTS AND PERCENTAGE SHARES

Lender	Commitment	Percentage Share
Bank of America, N.A.	$100,000,000	20%
DnB NOR Bank ASA	$100,000,000	20%
JPMorgan Chase Bank NA	$100,000,000	20%
SunTrust Bank	$100,000,000	20%
Wells Fargo Bank, National Association	$100,000,000	20%

TOTALS	$500,000,000	100%

SCHEDULE III
DISCLOSURE SCHEDULE
364-Day Credit Agreement
     To supplement the Agreement of which this Schedule is a part, Plains All American Pipeline, L.P. (“PAALP”) hereby makes the following disclosures. Capitalized terms used and which are not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 5.4 No Conflicts or Consents.
     N/A
Section 5.7 Other Obligations and Restrictions.
     N/A
Section 5.9 Litigation.
     N/A
Section 5.10 ERISA Plans and Liabilities.
     N/A
Section 5.11 Compliance with Permits, Consents and Law.
     N/A
Section 5.12 Environmental Laws.
     N/A
Section 5.13 Borrower’s Subsidiaries.
     PAALP’s Subsidiaries and Stockholdings:
Plains Marketing GP Inc.
Plains Marketing, L.P.
Plains Pipeline, L.P.
PAA Finance Corp.
PMC (Nova Scotia) Company
Plains Midstream Canada ULC
Plains Southcap LLC
Picsco LLC
Plains LPG Services GP LLC
Plains Products Terminals LLC

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Rancho LPG Holdings LLC
Plains Midstream Luxembourg S.a.r.L
PAA Luxembourg S.a.r.L
Plains Pipeline — North Dakota LLC
Plains Marketing — North Dakota Inc.
CDM Max, LLC
Pacific Energy GP, LP
Pacific Energy Management LLC
Pacific Pipeline System LLC
Plains West Coast Terminals LLC
Plains Marketing Bondholder LLC
SLC Pipeline LLC
Southcap Pipeline Company
Plains Marketing Canada LLC
Plains LPG Services, L.P.
Lone Star Trucking, LLC
Pacific Energy Group LLC
Aurora Pipeline Company Ltd.
Pacific L.A. Marine Terminal LLC
Rocky Mountain Pipeline System LLC
Plains Midstream, L.P.
Plains Midstream GP LLC
[4,000 shares of Butte Pipe Line Company]
[1.3 million shares of Wellpoint Systems Inc. held by Plains Midstream Canada ULC]
Additional Stockholdings:
Member interest in PAA/Vulcan Gas Storage, LLC —
50% by PAALP, 50% by Plains Marketing
50% Member Interest by Plains Marketing in Settoon Towing, LLC
Section 7.7 Restricted Contracts.
     N/A
Section 7.10 No Negative Pledges.
     N/A

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SCHEDULE 10.3
ADDRESSES FOR NOTICES
BORROWER:
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Charles Kingswell-Smith
Telephone: (713) 993-5318
Fax: (713) 646-4564
U.S. Taxpayer Identification Number: 76-0582150
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Loans):
Bank of America, N.A.
Street Address: 2001 Clayton Road, Bldg. B
Mail Code: CA4-702-02-25
City, State ZIP Code: Concord, CA 94520-2405
Attention: Anthony Salvador
Telephone: 925-675-8101
Telecopier: 415-343-9245
Electronic Mail: anthony.salvador@baml.com
Account No.: 375083649
Ref: Plains All American Pipeline — 364-Day
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
Street Address: 1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
City, State ZIP Code: San Francisco, CA 94103
Attention: Bridgett J. Manduk
Telephone: 415-436-1097
Telecopier: 415-503-5011
Electronic Mail: bridgett.manduk@baml.com

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EXHIBIT A
NOTE

$_______________	_____, _____	________, 201__
     FOR VALUE RECEIVED, the undersigned, Plains All American Pipeline, L.P., a Delaware limited partnership (herein called “Borrower”), hereby promises to pay to the order of ____________________ (herein called “Lender”), the principal sum of ________________ ($______________), or, if greater or less, the aggregate unpaid principal amount of the Loans made under this Note by Lender to Borrower pursuant to the terms of the Credit Agreement (as hereinafter defined), together with interest on the unpaid principal balance thereof as hereinafter set forth, both principal and interest payable as herein provided in lawful money of the United States of America at the offices of Administrative Agent under the Credit Agreement, as from time to time may be designated by the holder of this Note.
     This Note (a) is issued and delivered under that certain 364-Day Credit Agreement dated January 3, 2011 among Borrower, Bank of America, N.A., as Administrative Agent, and the lenders (including Lender) referred to therein (herein, as from time to time supplemented, amended or restated, called the “Credit Agreement”), and is a “Note” as defined therein, (b) is subject to the terms and provisions of the Credit Agreement, which contains provisions for payments and prepayments hereunder and acceleration of the maturity hereof upon the happening of certain stated events, and (c) is guaranteed by and entitled to the benefits of certain guaranties (as identified in the Credit Agreement). Payments on this Note shall be made and applied as provided herein and in the Credit Agreement. Reference is hereby made to the Credit Agreement for a description of certain rights, limitations of rights, obligations and duties of the parties hereto and for the meanings assigned to terms used and not defined herein and to the guaranties for a description of the nature and extent of the guarantee thereby provided and the rights of the parties thereto.
     The principal amount of this Note shall bear interest and shall be due and payable from time to time as provided in the Credit Agreement with the remaining unpaid principal balance of this Note being due and payable in full on or before the Maturity Date. Accrued and unpaid interest hereon shall be due and payable on each Interest Payment Date as provided in the Credit Agreement and on the Maturity Date.
     Notwithstanding the foregoing paragraph and all other provisions of this Note, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable Law, may be charged on this Note, and this Note is expressly made subject to the provisions of the Credit Agreement which more fully set out the limitations on how interest accrues hereon.
     If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys’ fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.

4

     Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment, notice of demand and of dishonor and nonpayment of this Note, protest, notice of protest, notice of intention to accelerate the maturity of this Note, declaration or notice of acceleration of the maturity of this Note, diligence in collecting, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.
     This Note and the rights and duties of the parties hereto shall be governed by the Laws of the State of New York (without regard to principles of conflicts of law), except to the extent the same are governed by applicable federal Law.

PLAINS ALL AMERICAN PIPELINE, L.P. By: PAA GP LLC, its general partner By: PLAINS AAP, L.P., its sole member By: PLAINS ALL AMERICAN GP LLC, its general partner
By:
Name:
Title

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EXHIBIT B
BORROWING NOTICE
     Reference is made to that certain 364-Day Credit Agreement dated as of January 3, 2011 (as from time to time amended, the “Agreement”), by and among Plains All American Pipeline, L.P. (“Borrower”), Bank of America, N.A., as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement. Pursuant to the terms of the Agreement, Borrower hereby requests Lenders to make Loans to Borrower in the aggregate principal amount of $__________ and specifies ____________, ____, as the date Borrower desires for Lenders to make such Loans and for Administrative Agent to deliver to Borrower the proceeds thereof.
Type of Loan: [Eurodollar Loans] [Base Rate Loans]
Length of Interest Rate for Eurodollar Loan
     (1, 2, 3, 6 or 12 months, or number of days < 30): __________
     To induce Lenders to make such Loans, Borrower hereby represents, warrants, acknowledges, and agrees to and with Administrative Agent and each Lender that:
     (a) The officer[s] or authorized agent[s] of GP LLC signing this instrument [is/are] the duly elected, qualified and acting officer[s] or authorized agent[s] of GP LLC as indicated below each such officer’s or authorized agent’s signature hereto having all necessary authority to act for the Borrower.
     (b) The representations and warranties of each Restricted Person set forth in the Agreement and the other Loan Documents are true and correct on and as of the date hereof (except to the extent that such representation or warranty was made as of a specific date, or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date), with the same effect as though such representations and warranties had been made on and as of the date hereof.
     (c) There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the Loans requested hereby. Borrower will use the Loans hereby requested in compliance with Section 2.4 of the Agreement.
     (d) The Total Outstanding Amount, after the making of the Loans requested hereby, will not be in excess of the Total Committed Amount on the date requested for the making of such Loans.
     (e) The Loan Documents have not been modified, amended or supplemented by any Restricted Person pursuant to any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.

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     Each of the officer[s] or authorized agent[s] of GP LLC signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of General Partner and Borrower are true, correct and complete in all material respects.
     IN WITNESS WHEREOF, this instrument is executed as of ____________, ___.

PLAINS ALL AMERICAN PIPELINE, L.P. By: PAA GP LLC, its general partner By: PLAINS AAP, L.P., its sole member By: PLAINS ALL AMERICAN GP LLC, its general partner
By:
Name:
Title:

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EXHIBIT C
CONTINUATION/CONVERSION NOTICE
     Reference is made to that certain 364-Day Credit Agreement dated as of January 3, 2011 (as from time to time amended, the “Agreement”), by and among Plains All American Pipeline, L.P. (“Borrower”), Bank of America, N.A., as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.
     Borrower hereby requests a conversion or continuation of existing Loans into a new Borrowing pursuant to Section 2.3 of the Agreement as follows:
     Existing Borrowing(s) of Loans to be Continued or Converted:
     $______________ of Eurodollar Loans with Interest Period ending ________________
     $______________ of Base Rate Loans

Aggregate amount of new Borrowing: Type of Loans in new Borrowing: Date of Continuation or Conversion: Length of Interest Period for Eurodollar Loans (1, 2, 3, 6 or 12 months or number of days < 30):	$__________________ __________________ __________________ ___________
     Borrower hereby represents, warrants, acknowledges, and agrees to and with each Lender that:
     (a) The officer or authorized agent of GP LLC signing this instrument is the duly elected, qualified and acting officer or authorized agent of GP LLC as indicated below such officer’s or authorized agent’s signature hereto having all necessary authority to act for the Borrower.
     (b) There does not exist on the date hereof any condition or event which constitutes a Default which has not been waived in writing as provided in Section 10.1(a) of the Agreement; nor will any such Default exist upon receipt and application of the Loans requested hereby.
     (c) The Loan Documents have not been modified, amended or supplemented by any Restricted Person pursuant to any unwritten representations or promises, by any course of dealing, or by any other means not provided for in Section 10.1(a) of the Agreement. The Agreement and the other Loan Documents are hereby ratified, approved, and confirmed in all respects.
     The officer or authorized agent of GP LLC signing this instrument hereby certifies that, to the best of his knowledge after due inquiry, the above representations, warranties, acknowledgments, and agreements of Borrower are true, correct and complete in all material respects.

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     IN WITNESS WHEREOF, this instrument is executed as of ____________, ____.

PLAINS ALL AMERICAN PIPELINE, L.P. By: PAA GP LLC, its general partner By: PLAINS AAP, L.P., its sole member By: PLAINS ALL AMERICAN GP LLC, its general partner
By:
Name:
Title:

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EXHIBIT D
CERTIFICATE ACCOMPANYING FINANCIAL STATEMENTS
     Reference is made to that certain 364-Day Credit Agreement dated as of January 3, 2011 (as from time to time amended, the “Agreement”), by and among Plains All American Pipeline, L.P. (“Borrower”), Bank of America, N.A., as Administrative Agent, and certain financial institutions (“Lenders”). Terms which are defined in the Agreement are used herein with the meanings given them in the Agreement.
     This Certificate is furnished pursuant to Section 6.2(b) of the Agreement. Pursuant to Section 6.2, Borrower has furnished to Administrative Agent and each Lender Borrower’s [audited/unaudited] financial statements (the “Financial Statements”) for the [fiscal year/fiscal quarter] of Borrower ended ____________ (the “Reporting Date”). Borrower hereby represents, warrants, and acknowledges to Administrative Agent and each Lender that:
     (a) the officer of GP LLC signing this instrument is the duly elected, qualified and acting ____________ of GP LLC and as such is GP LLC’s [chief financial officer/principal accounting officer/treasurer];
     (b) the Financial Statements are accurate and complete in all material respects [(subject, in the case of such unaudited financial statements, to normal year end adjustments)] and satisfy the requirements of the Agreement;
     (c) attached hereto is a schedule of calculations showing Borrower’s compliance [or non-compliance] as of the Reporting Date with the requirement of Section 7.8 of the Agreement [and Borrower’s non-compliance as of such date with the requirements of Section(s) ____________ of the Agreement];
     (d) no Default existed on the Reporting Date or otherwise exists on the date of this instrument [except for Default(s) under Section(s) ____________ of the Agreement, which [is/are] more fully described on a schedule attached hereto].
     The officer of GP LLC signing this instrument hereby certifies that he/she has reviewed the Loan Documents and the Financial Statements and has otherwise undertaken such inquiry as is in his/her opinion necessary to enable him/her to express an informed opinion with respect to the above representations, warranties and acknowledgments of Borrower and, to the best of his/her knowledge, such representations, warranties, and acknowledgments are true, correct and complete in all material respects.

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IN WITNESS WHEREOF, this instrument is executed as of ____________, 201__.

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:
Name:
Title:

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EXHIBIT E-1
OPINION OF IN-HOUSE COUNSEL TO RESTRICTED PERSONS

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EXHIBIT E-2
OPINION OF FULBRIGHT & JAWORSKI L.L.P., COUNSEL TO RESTRICTED PERSONS

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EXHIBIT E-3
OPINION OF BENNETT JONES LLP, CANADIAN COUNSEL TO RESTRICTED PERSONS

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EXHIBIT F
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor: ____________________

2.	Assignee: ____________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: Plains All American Pipeline, L.P.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: 364-Day Credit Agreement, dated as of January 3, 2011, among Plains All American Pipeline, L.P., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

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6.	Assigned Interest:

Aggregate
	Amount of	Amount of	Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders*	Assigned*	Commitment/Loans	CUSIP Number
	$	$	%
	$	$	%
	$	$	%
[7. Trade Date: __________________]
Effective Date: __________________, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor
By:
Title:

Dated: , 201___ [NAME OF ASSIGNEE], as Assignee
By:
Title:

Domestic Lending Office:
Eurodollar Lending Office:

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to Administrative Agent.
Accepted this ___ day of ___________, 201___

BANK OF AMERICA, N.A.
By:		By:
	Title:		Title:]

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[Approved this _____ day of _______________, 201___

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its general partner

By:	PLAINS AAP, L.P., its sole member

By:	PLAINS ALL AMERICAN GP LLC, its general partner

By:
Name:
Title:

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
PLAINS ALL AMERICAN PIPELINE, L.P.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

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Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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